Exhibit 10.3

June 10, 2022

Mudrick Capital Acquisition Corporation II

527 Madison Avenue, 6th Floor

New York, NY 10022

RE:	Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among BC Cyan Investment Holdings Inc., a Delaware corporation (the “Company”), Mudrick Capital Acquisition Corporation II, a Delaware corporation (“Buyer”), Titan Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Buyer, and Titan Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Buyer and Mudrick Capital Acquisition Holdings II LLC, a Delaware limited liability company (the “Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Sponsor and each of the undersigned individuals, each of whom is a member of the Buyer’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) hereby agree as follows:

1.

The Sponsor represents and warrants that it holds all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Buyer (the “Buyer Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 7,906,250 shares of Buyer Class B Common Stock issued and outstanding.

2.

The Sponsor hereby unconditionally and irrevocably agrees: (i) that, during the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the Merger Agreement pursuant to Article XI thereof, at any duly called meeting of the stockholders of Buyer (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Buyer requested by Buyer’s board of directors or undertaken as contemplated by the transactions contemplated by the Merger Agreement, the Sponsor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its shares of Buyer Common Stock to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its shares of Buyer Common Stock (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby (including the First Merger and the Second Merger) and all other Buyer Stockholder Matters (and any actions required in furtherance thereof) and (b) against any proposal that would materially impede or delay the transactions contemplated by the Merger Agreement, and (ii) not to redeem, elect to redeem or tender or submit any shares of Buyer Common Stock owned by it for redemption in connection with the transactions contemplated by and approved under the Merger Agreement or in connection with any amendment of the Existing Buyer Certificate of Incorporation to extend the date by which Buyer may enter into a business combination transaction, except to the extent expressly contemplated by the Merger Agreement.

3.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.01 and 10.02 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby acknowledges and agrees that each share of Buyer Class B Common Stock held by the Sponsor shall automatically convert into one (1) share of Buyer Common Stock such that the 7,906,250 shares of Buyer Class B Common Stock will convert into 7,906,250 shares of Buyer Common Stock upon consummation of the Transactions, and the Sponsor and each Insider hereby waive and shall refrain from asserting or perfecting any right to adjustment of the conversion ratio with respect to the Buyer Class B Common Stock owned by such party set forth in the Existing Buyer Certificate of Incorporation or otherwise.

4.

The Sponsor hereby acknowledges that it has read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Section 9.03 (Exclusivity) and Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis.

5.	Termination of Founder Shares Lock-up Period. The Sponsor, the Buyer and each Insider hereby agree that:

a)

Section 7(a) of the Letter Agreement, dated December 7, 2020, by and among Buyer, its officers, its directors and the Sponsor (the “Sponsor Letter Agreement”) shall be amended and restated in its entirety as follows:

“7. (a) Reserved.”

b)	Section 7(b) of the Sponsor Letter Agreement shall be amended and restated in its entirety as follows:

“7. (b) Reserved.”

c)	Section 7(c) of the Sponsor Letter Agreement shall be amended and restated in its entirety as follows:

“7. (c) Reserved.”

d)	Section 19 of the Sponsor Letter Agreement shall be amended and restated in its entirety as follows:

“This Letter Agreement shall terminate on the earlier of (i) the completion of an initial Business Combination and (ii) the liquidation of the Company.”

Provided that, for the avoidance of doubt, upon valid termination of the Merger Agreement in accordance with its terms prior to the First Effective Time, the provisions of this Section 5 shall have no further force and effect and the above sections of the Sponsor Letter Agreement shall be reinstated in their entirety as though this Letter Agreement was never executed.

6.

Subject to the terms and conditions of this Letter Agreement, Buyer and the Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

7.

During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the Merger Agreement pursuant to Article XI thereof, the Sponsor agrees not to (a) transfer any shares of Buyer Common Stock or private placement warrants or (b) deposit any shares of Buyer Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to the shares of Buyer Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that the Sponsor may transfer any such shares of Buyer Common Stock or private placement warrants to any Affiliate or member of the Sponsor, if, and only if, the transferee of such shares of Buyer Common Stock evidences in a writing reasonably satisfactory to Buyer and the Company such transferee’s agreement to be bound by and be subject to the terms and provisions hereof to the same effect as the Sponsor and no such assignment shall relieve Sponsor of its obligations hereunder (or under the Merger Agreement); and provided, further, that the Sponsor can enter into agreements to transfer shares of Buyer Common Stock and/or private placement warrants to third-party holders of Buyer Common Stock in connection with incentivizing such parties not to redeem their shares of Buyer Common Stock in connection with the consummation of the transactions contemplated by the Merger Agreement or any amendment of Existing Buyer Certificate of Incorporation to extend the date by which Buyer may enter into a business combination transaction, and Buyer shall use commercially reasonable efforts to keep the Company reasonably informed with respect to Sponsor’s discussions with third-party holders of Buyer Common Stock regarding, and in advance of, such transfer or the related execution of any such agreement.

8.

During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the Merger Agreement pursuant to Article XI thereof, the Sponsor agrees that any shares of Buyer Common Stock that the Sponsor purchases or otherwise hereinafter acquires, or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Letter Agreement and prior to the earlier of the Closing and the valid termination of the Merger Agreement pursuant to Article XI thereof, shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

9.	The Sponsor hereby represents and warrants to Buyer as follows:

(a) The Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) As of the date hereof, the Sponsor is the owner of 7,906,250 shares of Buyer Class B Common Stock and 11,237,500 Buyer Warrants, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Existing Buyer Certificate of Incorporation and the Buyer IPO Agreements or (ii) arising under applicable securities Laws, and the Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Buyer. For purposes of this Letter Agreement, the “Buyer IPO Agreements” shall mean the agreements set forth on Annex A attached hereto, each of which were entered into in connection with the initial public offering of Buyer.

(c) The execution and delivery of this Letter Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Letter Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to the Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any Organizational Document of the Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Buyer Common Stock owned by the Sponsor pursuant to any Contract to which the Sponsor is a party or by which the Sponsor is bound, except, in the case of clauses (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10.

The Company is an express third-party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) the provisions hereof as if it was a party hereto. No amendment, assignment, modification, waiver or termination of this Letter Agreement or any rights or obligations hereunder may occur without the prior written consent of the Company.

11.

This Letter Agreement, together with the Merger Agreement and the other agreements referenced herein to the extent referenced herein and the Buyer IPO Agreements, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof; provided that upon the Effective Time to the extent any terms, conditions or provisions of any of the Transaction Agreements conflicts or is inconsistent with any terms, conditions or provisions of any of the Buyer IPO Agreements with respect to the rights or obligations of Buyer or Sponsor, the terms, conditions and provisions of the Transaction Agreements, as applicable, shall prevail and supersede to the extent of such conflict or inconsistency.

12.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto (including, for the avoidance of doubt, the Company in accordance with Section 10 of this Letter Agreement), and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.

This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Letter Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Letter Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Letter Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

14.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Buyer and the Company, as applicable, being sent to the addresses set forth therein, as applicable, in each case with all copies as required thereunder, and (b) notices to the Sponsor being sent to:

Mudrick Capital Acquisition Holdings II LLC

527 Madison Avenue, 6th Floor

New York, NY 10022

Attention: Secretary of Managing Member

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com.

15.

This Letter Agreement shall automatically terminate, and have no further force and effect, upon the earlier of (a) the Closing and (b) valid termination of the Merger Agreement pursuant to Article XI thereof prior to the First Effective Time.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

MUDRICK CAPITAL ACQUISITION HOLDINGS II LLC

By: MUDRICK CAPITAL MANAGEMENT, L.P., its managing member

By:	/s/ John O’Callaghan
Name:	John O’Callaghan
Title:	Corporate Secretary

Acknowledged and agreed

as of the date of this Letter Agreement:

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Chief Executive Officer

By:	/s/ Victor Danh
Name:	Victor Danh

By:	/s/ Matthew Pietroforte
Name:	Matthew Pietroforte

By:	/s/ Glenn Springer
Name:	Glenn Springer

By:	/s/ Dennis Stogsdill
Name:	Dennis Stogsdill

[SIGNATURE PAGE TO LETTER AGREEMENT]

By:	/s/ Scott Kasen
Name:	Scott Kasen

By:	/s/ Dr. Brian Kushner
Name:	Dr. Brian Kushner

[SIGNATURE PAGE TO LETTER AGREEMENT]

ANNEX A

Buyer IPO Agreements

•	Letter Agreement, dated December 7, 2020, by and among Buyer, its officers, its directors and the Sponsor.

•	Warrant Agreement, dated December 7, 2020, by and between Buyer and Continental Stock Transfer & Trust Company, as warrant agent.

•	Registration Rights Agreement, dated December 7, 2020, by and between Buyer, the Sponsor and Jefferies LLC.

•	Private Placement Warrant Purchase Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.

•	Administrative Support Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.